INDEPENDENT AUDITOR'S CONSENT


We consent to the inclusion in this Registration Statement of Applied Computer Technology, Inc. on Form SB-2 of our report dated April 11, 1997 on our audit of the consolidated financial statements of Applied Computer Technology, Inc. as of December 31, 1996, and for the year then ended. We also consent to the reference to our firm under the caption "Experts."


/s/ Hein + Associates LLP

HEIN + ASSOCIATES LLP

Denver, Colorado
February 9, 1998